Exhibit 21.1

List of Subsidiaries of Aterian, Inc.

Name of Subsidiary	Jurisdiction
Aterian Group, Inc.	Delaware
Xtava LLC	Delaware
RIF6 LLC	Delaware
Vremi LLC	Delaware
hOmelabs LLC	Delaware
Punched LLC	Delaware
KitchenVox LLC	Delaware
Aussie Health Co, LLC	Delaware
Truweo, LLC	Delaware
Spiralizer, LLC	Delaware
PurSteam, LLC	Delaware
Pohl & Schmidt, LLC	Delaware
Mueller Austria, LLC	Delaware
KNDirect, LLC	Delaware
Kitchen Products, LLC	Delaware
Healing Solutions (Remedy) LLC	Delaware
Squatty Potty USA LLC	Delaware
Step and Go LLC	Delaware
Photo Paper Direct, LLC	Delaware
Photo Paper Direct Limited	United Kingdom
Shenzhen Mohawk Technology Ltd. Co.	China
Mohawk Innovations Canada Inc.	Canada
Mohawk Group Poland Sp. z.o.o.	Poland
Mohawk Research & Development Ltd.	Israel
Mohawk Group Inc. Philippines Branch	Philippines